Filed pursuant to Rule 424(b)(3)

Registration No. 333-206473

PROSPECTUS

MIDWESTONE FINANCIAL GROUP, INC.

300,000 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by the shareholders named in this prospectus (the “selling shareholders”) of 300,000 shares of our common stock, $1.00 par value per share.  In this prospectus, the 300,000 shares of our common stock offered by the selling shareholders pursuant to this prospectus are referred to as the “Offered Shares.”  The Offered Shares were originally issued and sold to the selling shareholders on June 23, 2015, in a private placement transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), under Section 4(a)(2) therefor.

All of the Offered Shares offered by this prospectus are being sold by the selling shareholders.  It is anticipated that the selling shareholders will sell the Offered Shares from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated.  We will not receive any proceeds from the sales of the Offered Shares by the selling shareholders.  We have agreed to pay all fees and expenses incurred by us incident to the registration of the Offered Shares, including Securities and Exchange Commission (“SEC”) filing fees.  Each selling shareholder will be responsible for all costs and expenses in connection with their sale of the Offered Shares, including brokerage commissions or dealer discounts.

Our common stock is listed on the NASDAQ Global Select Market under the ticker symbol “MOFG.”  On August 27, 2015, the last reported sale price of our common stock as reported on the NASDAQ Global Select Market was $29.23 per share. You are encouraged to obtain current quotations of the price of our common stock.

Our principal executive offices are located at 102 South Clinton Street, Iowa City, Iowa 52240, and our telephone number is (319) 356-5800.

Investing in our securities involves risks.  You should refer to the section entitled “Risk Factors” on page 1 of this prospectus, as well as the risk factors included in certain of our periodic reports and other information that we file with the SEC and carefully consider that information before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is August 28, 2015.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC using a shelf registration process on Form S-3.  Under the shelf registration rules, using this prospectus, the selling shareholders may sell from time to time, in one or more offerings, on a continuous or delayed basis, the securities described in this prospectus.  The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities offered under this prospectus.  You can read that registration statement at the SEC website at http://www.sec.gov or at the SEC office mentioned under the heading “WHERE YOU CAN FIND ADDITIONAL INFORMATION.”

This prospectus provides you with a general description of the securities offered.  We may provide one or more prospectus supplements containing specific information about the terms of a particular offering by the selling shareholders.  The prospectus supplements may also add, update or change information contained in this prospectus.  If information in the applicable prospectus supplement is inconsistent with the information in this prospectus, then the information in such prospectus supplement will apply and will supersede the information in this prospectus.  You should carefully read both this prospectus and any prospectus supplement, together with additional information described under the heading “WHERE YOU CAN FIND ADDITIONAL INFORMATION,” before you invest.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.  We have not authorized anyone to provide you with different or additional information.  If anyone provides you with different or additional information, you should not rely on it.

You should not assume that the information in this prospectus or any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of that document.

Neither we nor anyone acting on our behalf is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

In this prospectus, the terms “MidWestOne,” “Company,” “we,” “us,” and “our” refer to MidWestOne Financial Group, Inc. and its consolidated subsidiaries, collectively, unless the context requires otherwise.  References in this prospectus to “MidWestOne Bank” mean MidWestOne Bank, an Iowa state-chartered bank with its main office in Iowa City, Iowa, and references to “Central Bank” mean Central Bank, a Minnesota state-chartered bank with its main office in Golden Valley, Minnesota.  References to “the Banks” mean MidWestOne Bank and Central Bank.

RISK FACTORS

An investment in our securities involves a high degree of risk.  Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference in this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein.  Additional risks and uncertainties not known to us or that we deem immaterial may also materially and adversely affect our business and operations.

MIDWESTONE FINANCIAL GROUP, INC.

We are a financial holding company headquartered in Iowa City, Iowa.  Our principal assets are the shares of stock of our bank subsidiaries, MidWestOne Bank and Central Bank, and our nonbank subsidiary, MidWestOne Insurance Services, Inc.  As of June 30, 2015, we had total assets of approximately $2.9 billion, total deposits of approximately $2.4 billion and total shareholders’ equity of approximately $278.0 million.

We conduct a full-service community banking, trust and insurance agency business through our wholly-owned subsidiaries.  MidWestOne Bank is an Iowa state-chartered bank headquartered in Iowa City, Iowa, with office locations in central and east-central, Iowa.  Central Bank is a Minnesota state-chartered bank headquartered in Golden Valley, Minnesota, with office locations in Minnesota, Wisconsin and Florida.  MidWestOne Insurance Services, Inc., headquartered in Oskaloosa, Iowa, is a full-service insurance agency that offers a wide range of insurance plans to individuals and businesses through six offices located in central and east-central Iowa.

Our full-service banking businesses include the customary consumer and commercial products and services that banks provide.  Deposit products offered include checking and other demand deposit accounts, NOW accounts, savings accounts, money market accounts, certificates of deposit, individual retirement accounts and other time deposits.  MidWestOne Bank and Central Bank offer commercial and industrial, agricultural, real estate mortgage and consumer loans.  Other products and services include debit cards, automated teller machines, on-line banking, mobile banking, and safe deposit boxes.  Our principal service consists of making loans to and accepting deposits from individuals, businesses, governmental units and institutional customers.  MidWestOne Bank also has a trust and investment department through which it offers a variety of trust and investment services, including administering estates, personal trusts, conservatorships, pension and profit-sharing funds and providing property management, farm management, custodial, financial planning, investment management and retail brokerage services (the latter of which is provided through an agreement with a third-party registered broker-dealer).

Our principal executive offices are located at 102 South Clinton Street, Iowa City, Iowa 52240, and our phone number is (319) 356-5800.

Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus.  See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” and “DOCUMENTS INCORPORATED BY REFERENCE” in this prospectus.

SUMMARY OF INVESTMENT TRANSACTION

On June 22, 2015, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with the selling shareholders, pursuant to which, on June 23, 2015, we issued and sold to the selling shareholders an aggregate of 300,000 shares of our common stock at a price of $28.00 per share (the “Private Placement”).  Each of the selling shareholders was an institutional accredited investor and an existing shareholder of the Company.  We received aggregate gross proceeds of $8.4 million from the Private Placement.  The Company used the net proceeds from the Private Placement to retire certain debt instruments.

Pursuant to the terms of the Securities Purchase Agreement, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the selling shareholders pursuant to which we agreed to file with the SEC, within sixty days of the closing of the Private Placement, a registration statement on Form S-3 covering the resale of the Offered Shares issued to the selling shareholders in the Private Placement.

We have filed the registration statement of which this prospectus is a part to register the resale of the Offered Shares as required by the Registration Rights Agreement.

USE OF PROCEEDS

We will not receive any proceeds from the sales of the Offered Shares by the selling shareholders.

DESCRIPTION OF CAPITAL STOCK

General

We have the authority to issue 15,000,000 shares of common stock, par value $1.00 per share, and 500,000 shares of preferred stock, no par value per share.  As of June 30, 2015, we had 11,713,481 shares of common stock and no shares of preferred stock issued and outstanding.

The following description of the material terms of our capital stock is only a summary.  This summary does not purport to be a complete description of the terms and conditions of our capital stock in all respects and is subject to and qualified in its entirety by reference to our amended and restated articles of incorporation and amended and restated bylaws, each of which is incorporated herein by reference, as well as the Iowa Business Corporation Act (“IBCA”) and any other documents referenced in the summary and from which the summary is derived.

Common Stock

General.  Under our amended and restated articles of incorporation, we have the authority to issue 15,000,000 shares of our common stock, par value $1.00 per share, of which 11,713,481 shares were issued and outstanding as of June 30, 2015.  As of June 30, 2015, there were 86,303 shares of our common stock underlying options and restricted stock units that have been awarded or granted pursuant to our equity incentive plans and 461,060 shares of our common stock reserved for future awards or grants under our equity incentive plans.  Our common stock is listed for trading on the NASDAQ Global Select Market under the symbol “MOFG.”

Each share of our common stock has the same relative rights and is identical in all respects to every other share of our common stock.  Our shares of common stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any of our securities, except as set forth below under “— Rights Agreements — Shareholder Agreement.”

Voting Rights.  Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of shareholders.  There is no cumulative voting in the election of directors.

Liquidation Rights.  Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Dividends Payable on Shares of Common Stock.  In general, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our board of directors may from time to time determine.  The ability of our board of directors to declare and pay dividends on our common stock may be affected by both general corporate law considerations and policies of the Board of Governors of the Federal Reserve (the “Federal Reserve”) applicable to bank holding companies.  As an Iowa corporation, we are subject to the limitations of Iowa law, which allows us to pay dividends unless, after such dividend: (i) we would not be able to pay our debts as they become due in the usual course of business; or (ii) our total assets would be less than the sum of our total liabilities plus any amount that would be needed, if we were to be dissolved at the time of the dividend payment, to satisfy the preferential rights upon dissolution of our shareholders whose rights are superior to the rights of our shareholders receiving the distribution.  As a bank holding company, our ability to declare and pay dividends is also subject to the guidelines of the Federal Reserve regarding capital adequacy and dividends.  The Federal Reserve guidelines generally require us to review the effects of the cash payment of dividends on our common stock and other Tier 1 capital instruments in light of our earnings, capital adequacy and financial condition.  As a general matter, the Federal Reserve indicates that the board of directors of a bank holding company should eliminate, defer or significantly reduce the dividends if: (i) the company’s net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) the prospective rate of earnings retention is inconsistent with the company’s capital needs and overall current and prospective financial condition; or (iii) the company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.  The Federal Reserve also possesses enforcement powers over bank holding companies and their nonbank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations.  Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies.

Most of our revenues available for the payment of dividends derive from amounts paid to us by the Banks.  There are various statutory limitations that limit the ability of the Banks to pay dividends to us.  MidWestOne Bank is an Iowa state-chartered bank and is subject to the laws and regulations of the Iowa Superintendent of Banking and to the regulations of the Federal Deposit Insurance Corporation (the “FDIC”).  Central Bank is a Minnesota state-chartered bank and is subject to the laws and regulations of the Minnesota Department of Commerce and to the regulations of the FDIC.  If a bank’s primary banking regulator determines that the bank is engaged or is about to engage in an unsafe or unsound banking practice, the regulator may require, after notice and hearing, that the bank cease and desist from such practice.  Depending on the financial condition of the bank, an unsafe or unsound practice could include the payment of dividends.  In particular, the federal banking agencies have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsafe and unsound banking practice.

Under the Iowa Banking Act, Iowa state-chartered banks, such as MidWestOne Bank, generally may pay dividends only out of undivided profits.  In addition, the Iowa Superintendent of Banking may restrict the declaration or payment of a dividend by an Iowa state-chartered bank.

Under the Minnesota Statutes, provided that it has established a surplus fund equal to at least 50% of its capital stock, the board of directors of a Minnesota state-chartered bank, such as Central Bank, may declare dividends out of net profits for the dividend period as they deem expedient, subject to the approval of the Minnesota Department of Commerce.  Any remaining net profits for the dividend period will be available for the declaration of dividends for up to three subsequent annual dividend periods.

Furthermore, the payment of dividends by any financial institution is affected by the requirement to maintain adequate capital pursuant to applicable capital adequacy guidelines and regulations, and a financial institution generally is prohibited from paying any dividends if, following payment thereof, the institution would be undercapitalized.  Even notwithstanding the availability of funds for dividends, the FDIC may prohibit the payment of any dividends by an insured bank, such as the Banks, if the FDIC determines such payment would constitute an unsafe or unsound practice.

Rights Agreements

Shareholder Agreement.  In connection with the merger of the Company with Central Bancshares, Inc., which was consummated on May 1, 2015, we entered into a Shareholder Agreement (the “Shareholder Agreement”), dated November 20, 2014, with Riverbank Insurance Center, Inc., the holder of all outstanding Class A units (the “Insurance Agency Units”) of Central Insurance Agency, LLC (“Insurance Agency Owner”), CBS, LLC (“TruPS Holder”), the John M. Morrison Revocable Trust #4 (the “Trust”) and John M. Morrison.  Among other things, the Shareholder Agreement provides that: (i) the Trust, Insurance Agency Owner, TruPS Holder and Mr. Morrison are subject to certain customary “standstill” provisions and a requirement that such parties vote their shares of our common stock in accordance with the terms of the Shareholder Agreement with respect to various matters for certain periods of time; (ii) the Trust and Mr. Morrison are entitled to certain preemptive rights with respect to our securities until the earlier of November 20, 2017 and the date on which they beneficially own less than 10% of our common stock; (iii) the Trust, Insurance Agency Owner, TruPS Holder and Mr. Morrison are subject to a general prohibition on the sale or transfer of shares of our common stock until May 1, 2016; and (iv) after October 28, 2015, the Trust is entitled to certain customary registration rights relating to the shares of our common stock it received in conjunction with the merger.  Although the Shareholder Agreement contemplated that the Company would acquire the Insurance Agency Units, representing 75% of the outstanding units of Central Insurance Agency, LLC, for $2.6 million at or prior to the closing of the merger, the parties have agreed not to enter into such transaction, and the Insurance Agency Units have been sold to a third party.

Registration Rights Agreement.  In connection with the Private Placement we consummated on June 23, 2015, we entered into the Registration Rights Agreement with the selling shareholders, which requires that, among other things, we file the registration statement, of which this this prospectus forms a part, to register the resale of the shares of common stock sold in the Private Placement.  Cash penalties of 0.5% of the aggregate purchase price per month may apply if the registration statement, of which this prospectus forms a part, is not effective by the earlier of November 20, 2015 and the fifth trading day after the date we are notified by the SEC that the registration statement, of which this prospectus forms a part, will not be “reviewed” or will not be subject to further review.

The above description of the Shareholder Agreement and Registration Rights Agreement is only a summary and does not purport to be complete.  You must review the respective agreements for a full understanding of the terms of these securities. See “Where You Can Find Additional Information” for information on how to obtain copies.

Preferred Stock

General.  We may issue up to 500,000 shares of preferred stock, no par value per share, from time to time in one or more series.  Our board of directors, without further approval of the shareholders, has the authority to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock.  The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock.

Anti-Takeover Provisions.

General.  Our amended and restated articles of incorporation and amended and restated bylaws may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a shareholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by shareholders.  These provisions are summarized in the following paragraphs.

Authorized Shares of Capital Stock.  Authorized but unissued shares of our common stock and preferred stock under our amended and restated articles of incorporation could (within the limits imposed by applicable law and NASDAQ Marketplace Rules) be issued in one or more transactions that could make a change of control of us more difficult, and therefore more unlikely.  The additional authorized shares could be used to discourage persons from attempting to gain control of us by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the board of directors in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the board of directors although perceived to be desirable by some shareholders.

Limitations on Right to Call Special Meetings; Shareholder Proposal Notice Requirements.  Under our amended and restated bylaws, a special meeting of our shareholders may be called only by: (i) the Chairman of our board of directors, our Chief Executive Officer or our President; or (ii) in accordance with Section 490.702 of the IBCA which requires written demand by shareholders owning at least 50% of the total voting power of the outstanding stock entitled to vote on the issue proposed to be considered at the special meeting.  Additionally, our amended and restated bylaws require that shareholder proposals meet certain advanced notice and minimum informational requirements.  These provisions could have the effect of delaying until the next annual shareholders’ meeting shareholder actions which are favored by the holders of a majority of our outstanding voting securities.

State Anti-Takeover Laws.  The IBCA contains an anti-takeover provision referred to as the “business combinations with interested shareholders” provision. This provision prevents a corporation from engaging in any business combination with an “interested shareholder” (as defined in the IBCA) for a period of three years following the time that the shareholder became an interested shareholder, unless one of the following conditions applies: (i) prior to the time that the shareholder became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (iii) at or subsequent to the time the shareholder became an interested shareholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder.

PLAN OF DISTRIBUTION

We are registering the Offered Shares issued to the selling shareholders to permit the resale of these Offered Shares by the holders of the Offered Shares from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling shareholders of the Offered Shares.  We will bear all fees and expenses incident to our obligation to register the Offered Shares.

The selling shareholders may sell all or a portion of the Offered Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the Offered Shares is sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions.  The Offered Shares may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.  The selling shareholders may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                  broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•                  through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions by selling Offered Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the Offered Shares for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority Rule 2121 and its supplementary materials.

In connection with sales of the Offered Shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Offered Shares in the course of hedging in positions they assume.  The selling shareholders may also sell Offered Shares short and if such short sale shall take place after the date that this Registration Statement is declared effective by the Commission, the selling shareholders may deliver Offered Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling shareholders may also loan or pledge Offered Shares to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Offered Shares made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the Commission.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the Offered Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Offered Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The selling shareholders also may transfer and donate the Offered Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer or agents participating in the distribution of the Offered Shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales.  In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Selling Shareholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each selling shareholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Offered Shares.  Upon the Company being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Offered Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such Offered Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the Offered Shares may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the Offered Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the Offered Shares registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Offered Shares by the selling shareholder and any other participating person.  To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Offered Shares to engage in market-making activities with respect to the Offered Shares.  All of the foregoing may affect the marketability of the Offered Shares and the ability of any person or entity to engage in market-making activities with respect to the Offered Shares.

We will pay all expenses of the registration of the Offered Shares pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling shareholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it.  We will indemnify the selling shareholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling shareholders will be entitled to contribution.  We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

SELLING SHAREHOLDERS

We issued 300,000 shares of our common stock in the Private Placement that closed on June 23, 2015.  The Private Placement was exempt from the registration requirements of the Securities Act.  The following table sets forth information relating to the selling shareholders’ beneficial ownership of our common stock.  This prospectus covers the offering for resale from time to time of up to 300,000 shares of the Offered Shares by the selling shareholders identified below.  Such shares may also be sold by donees, pledgees and other transferees or successors in interest of the selling shareholders.

The following table sets forth the names of the selling shareholders, the number of shares of common stock beneficially owned by the selling shareholders prior to the offering, the number of Offered Shares being offered by the selling shareholders under this prospectus, the amount of common stock to be owned by the selling shareholders after completion of the offering (assuming the sale of all Offered Shares offered by this prospectus), and the percentage of common stock owned after completion of the offering.

We do not know when or in what amounts the selling shareholders may offer the Offered Shares for sale.  The selling shareholders might not sell all of the Offered Shares offered by this prospectus.  Because we have no knowledge of any agreements, arrangements or understandings related to any sale of the Offered Shares, we cannot estimate the number of shares of common stock that will be held by the selling shareholders after completion of the offering.  For purposes of this prospectus, however, we have assumed that, upon completion of the offering, none of the Offered Shares covered by this prospectus will be held by the selling shareholders.

We prepared the table based on information provided to us by the selling shareholders prior to the date hereof.  This information may change from time to time.  In addition, since the date on which the selling shareholders provided this information to us, such selling shareholders may have sold, transferred or otherwise disposed of all or a portion of their Offered Shares in transactions exempt from or not subject to the registration requirement of the Securities Act since that date.

The selling shareholders have indicated to us that they have not had a material relationship with us or our affiliates within the past three years, other than as a result of their acquisition of our shares or other securities.  Other than Ithan Creek Master Investors (Cayman) L.P., which we have been informed may be deemed to be an affiliate of a broker-dealer, to our knowledge, no selling shareholder is a broker-dealer or an affiliate of a broker-dealer.  We have been informed that each selling shareholder that is an affiliate of a broker-dealer purchased its shares in the ordinary course of business and, at the time of the purchase of the shares to be resold pursuant to this prospectus, such selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

Selling Shareholder	Number of Shares Beneficially Owned Before Offering	Number of Shares of Common Stock Offered by this Prospectus	Number of Shares Beneficially Owned After Offering(1)	Percentage of Shares Beneficially Owned After Offering(1), (2)
Castine Offshore Fund, LTD(3)	80,648	42,800	37,848	*
Castine Partners, LP(3)	38,007	20,000	18,007	*
Castine Partners II, LP(3)	69,792	37,200	32,592	*
Ithan Creek Master Investors (Cayman) L.P.(4)	100,000	100,000	0	—
Malta Hedge Fund, L.P.(5)	12,920	3,600	9,320	*
Malta Hedge Fund II, L.P.(5)	135,090	37,300	97,790	*
Malta Market Neutral Master Fund, Ltd.(6)	9,500	5,000	4,500	*
Malta MLC Fund, L.P.(5)	19,100	19,100	0	—
Malta MLC Offshore, Ltd.(6)	2,700	2,700	0	—
Malta Offshore, Ltd.(6)	39,190	10,800	28,390	*
Malta Titan Fund, L.P.(5)	21,500	21,500	0	—

* Less than one percent.

(1) Represents the number or percentage of shares, as applicable, that will be held by the selling shareholders after completion of this offering based on the assumptions that (i) all Offered Shares registered for sale by the registration statement of which this prospectus forms part will be sold and (ii) no other shares of our common stock are acquired or sold by the selling shareholders prior to completion of this offering.

(2) Based on 11,406,431 shares of common stock outstanding as of August 28, 2015.

(3) Castine Offshore Fund, LTD, Castine Partners, LP and Castine Partners II, LP (collectively, the “Castine Entities”) are affiliated entities.  Castine Management GP, LLC is the general partner of Castine Partners, LP and Castine Partners II, LP and has voting and investment power over the shares beneficially owned by them.  Castine Capital Management, LLC is the investment manager for Castine Offshore Fund, LTD and has voting and investment power over the shares beneficially owned by it.  Paul D. Magidson is the managing member of Castine Management GP, LLC and Castine Capital Management, LLC and has voting and investment power over the shares beneficially owned by the Castine Entities.

(4) Wellington Management Company LLP is the investment adviser to this entity.  Wellington Management Company LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and is an indirect subsidiary of Wellington Management Group LLP.  Wellington Management Company LLP and Wellington Management Group LLP may each be deemed to share beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the shares indicated in the table, all of which are held of record by the entity named in the table or a nominee on its behalf.  The business address of the entity named in the table is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02110.  The business address of Wellington Management Company LLP and Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02110.

(5) Maltese Capital Holdings, LLC is the general partner of, and Maltese Capital Management, LLC is the management company of, each of Malta Hedge Fund, L.P., Malta Hedge Fund II, L.P., Malta MLC Fund, L.P. and Malta Titan Fund, L.P. (collectively, the “Malta L.P. Entities”).  Terry Maltese, as managing member of Maltese Capital Holdings, LLC and Maltese Capital Management, LLC, has voting and dispositive power over the shares beneficially owned by the Malta L.P. Entities.

(6) Maltese Capital Management, LLC, is the investment manager of each of Malta Market Neutral Master Fund, Ltd., Malta MLC Offshore, Ltd. and Malta Offshore, Ltd. (collectively, the “Malta Ltd. Entities”). Terry Maltese, as director of each of the Malta Ltd. Entities and managing member of Maltese Capital Management, LLC, has voting and dispositive power over the shares beneficially owned by the Malta Ltd. Entities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this prospectus that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of invoking these safe harbor provisions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe”, “expect”, “anticipate”, “should”, “could”, “would”, “plans”, “intend”, “project”, “estimate”, “forecast”, “may” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have an impact on our ability to achieve operating results, growth plan goals and future prospects include, but are not limited to, the following: (i) credit quality deterioration or pronounced and sustained reduction in real estate market values could cause an increase in our allowance for credit losses and a reduction in net earnings; (ii) the risks of mergers, including with Central Bancshares, Inc., including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (iii) our management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (iv) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (v) fluctuations in the value of our investment securities; (vi) governmental monetary and fiscal policies; (vii) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the extensive regulations promulgated and to be promulgated thereunder, as well as the Basel III regulatory capital reforms and issued rules), and changes in the scope and cost of FDIC insurance and other coverages; (viii) the ability to attract and retain key executives and employees experienced in banking and financial services; (ix) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (x) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (xi) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (xii) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (xiii) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (xiv) volatility of rate-sensitive deposits; (xv) operational risks, including data processing system failures or fraud; (xvi) asset/liability matching risks and liquidity risks; (xvii) the costs, effects and outcomes of existing or future litigation; (xviii) changes in general economic or industry conditions, nationally or in the communities in which we conduct business; (xix) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; and (xx) other risk factors detailed in the “RISK FACTORS” section of the applicable prospectus supplement issued in connection with the issuance of securities and in our most recent Annual Report on Form 10-K and elsewhere in our periodic and current reports filed with the SEC.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Exchange Act, which means we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov.  You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We make available free of charge through our website, www.midwestonefinancial.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statement on Schedule 14A and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC.  Information contained on or accessible through our website is not part of this prospectus or any prospectus supplement, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus or a prospectus supplement.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC.  This permits us to disclose important information to you by referring to these separately filed documents.  The information incorporated by reference is an important part of this prospectus, and the information we file subsequently with the SEC will automatically update the information in this prospectus.  This historical and future information that is incorporated by reference in this prospectus is considered to be part of this prospectus and can be obtained at the locations described above under the heading “WHERE YOU CAN FIND ADDITIONAL INFORMATION.”  The information included elsewhere in this prospectus and the following documents incorporated by reference in this prospectus are considered to be part of this prospectus:

•                  our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 5, 2015;

•                  our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2015, filed with the SEC on April 30, 2015, and the fiscal quarter ended June 30, 2015, filed with the SEC on August 10, 2015;

•                  our Current Reports on Form 8-K filed with the SEC on January 22, 2015 (except for information furnished under Item 2.02), February 9, 2015, April 17, 2015, April 23, 2015 (except for information furnished under Item 2.02), May 1, 2015 (as amended by Form 8-K/A filed June 5, 2015), June 12, 2015 (except for information furnished under Item 7.01), June 17, 2015, June 23, 2015 (as amended by Form 8-K/A filed June 24, 2015), June 30, 2015, July 17, 2015 and July 24, 2015 (except for information furnished under Item 2.02);

•                  the description of our common stock contained under the headings “SUMMARY—Dividend Policy After the Merger; Coordination of Dividends,” “SUMMARY—Differences in the Rights of Shareholders,” “PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION,” “DESCRIPTION OF ISBF CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS” and “SUMMARY OF AMENDMENTS TO ISBF’S ARTICLES OF INCORPORATION AND BYLAWS” in the prospectus constituting part of our Amendment No. 2 to Registration Statement on Form S-4 (File No. 333-147628) filed with the SEC on January 22, 2008; and

•                  any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act after the date of this document, excluding any document or portion thereof that has been furnished to and deemed not to be filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide you with a copy of any information that we incorporate by reference into this prospectus or the registration statement that contains this prospectus, at no cost, by writing or calling us.  Requests for such materials should be directed to:

MidWestOne Financial Group, Inc.

Attention: Kenneth R. Urmie, Corporate Secretary

102 South Clinton Street

Iowa City, Iowa 52240

Telephone number: (319) 356-5800

LEGAL MATTERS

Certain legal matters as to the legality of the securities being registered will be passed upon for us by our special counsel in the State of Iowa, Dickinson, Mackaman, Tyler & Hagen, P.C.  If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

The consolidated financial statements of MidWestOne Financial Group, Inc. as of and for the year ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of McGladrey LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of MidWestOne Financial Group, Inc. as of December 31, 2013 and for each of the years in the two-year period ended December 31, 2013, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.